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                                                                     Exhibit 2.2


                             Randall's Food Markets, Inc.
                                    3663 Briarpark
                                Houston, Texas  77042


                                       As of April 1, 1997



RFM Acquisition LLC
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street
New York, New York  10019
Attention:  Nils P. Brous

Dear Sirs:

         Reference is made to (i) the Subscription Agreement dated as of the date hereof among RFM Acquisition LLC ("BUYER"), Randall's Food Markets, Inc. ("SELLER") and Robert R. Onstead (the "SUBSCRIPTION AGREEMENT"), (ii) the Credit Agreement dated as of November 1, 1993, as amended, among Seller, certain subsidiaries of Seller, the banks party thereto and Texas Commerce Bank National Association, as agent (the "CREDIT AGREEMENT"), and (iii) the Note Purchase Agreement dated as of November 1, 1993, as amended, among the Company, certain subsidiaries of the Company and the insurance companies party thereto (such agreement, together with the notes issued pursuant thereto, the "NOTE PURCHASE AGREEMENT"). Capitalized terms used but not defined herein shall have the meanings set forth in the Subscription Agreement.

         In addition to the indemnification obligations of Seller and Robert R. Onstead under the Subscription Agreement, and without in any way limiting such obligations, Seller hereby agrees to defend, indemnify and hold harmless Buyer and its Affiliates (including KKR), each director, officer and employee of Buyer and such Affiliates, and Buyer's representatives and advisors against any loss, damage, claim, liability, judgment or settlement of any nature or kind, including all costs and expenses relating thereto, including interest, penalties and reasonable attorneys' fees, incurred after the date hereof (collectively "DAMAGES"), arising out of, resulting from or relating to (i) any default or event of default under the Credit Agreement or the Note Purchase Agreement, (ii) any breach by Seller or any of its subsidiaries of any obligations under the Credit Agreement or the Note Purchase Agreement and (iii) any waiver, amendment or consent relating to the Credit Agreement or the Note Purchase Agreement, PROVIDED, HOWEVER, that Seller shall not be obligated for any indemnification pursuant to this Letter Agreement unless the aggregate Damages indemnifiable under this Letter Agreement exceed $50,000, and if such Damages exceed $50,000, then Seller shall be obligated for all such Damages. Without limiting the generality of the foregoing, Damages shall include (a) any increase in the amount of interest payable under

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the Credit Agreement or the Note Purchase Agreement in connection with any of the items described in clauses (i), (ii) or (iii) above, (b) any incremental cost in connection with the prepayment of amounts owing under the Credit Agreement or the Note Purchase Agreement or the shortening of the maturities of the loans under the Credit Agreement or the notes issued pursuant to the Note Purchase Agreement, in any case in connection with any of the items described in clauses (i), (ii) or (iii) above, and (c) any fees or expenses incurred by the banks, agent or insurance companies referenced above in connection with any of the items described in clauses (i), (ii) or (iii) above which fees or expenses are paid or payable by or on behalf of Seller or its subsidiaries.

         To the extent any amount is payable by Seller pursuant to this Letter Agreement, such obligation shall be satisfied by Seller's issuance of additional shares ("ADDITIONAL SHARES") of Seller's common stock to Buyer or its designee calculated as set forth below. Any issuance of Additional Shares pursuant to this Letter Agreement shall be deemed to be an adjustment to the number of shares of Common Stock purchased under the Subscription Agreement.

         The number of Additional Shares to be issued pursuant to this Letter Agreement from time to time shall equal (1) a fraction (A) the numerator of which shall equal the number of shares of Common Stock outstanding as of the date such Additional Shares are to be issued minus the number of shares of Common Stock then held by Buyer and its Affiliates, and (B) the denominator of which shall equal 1 minus a fraction, (i) the numerator of which shall equal the number of shares of Common Stock then held by Buyer and its Affiliates multiplied by the Fair Market Value of one share of Common Stock as of such date, and (ii) the denominator of which shall equal (a) the number of shares of Common Stock then outstanding multiplied by the Fair Market Value of one share of Common Stock as of such date minus (b) the amount of Damages incurred by the Indemnitee minus (2) the number of shares of Common Stock then outstanding.

         Additional Shares shall be issued pursuant to this Letter Agreement at the Closing and from time to time thereafter as Damages are incurred, provided that (i) no Additional Shares shall be issued if the Closing shall not occur and
(ii) for purposes of the calculation contained in the preceding paragraph, any Additional Shares issued at the Closing shall be deemed to be issued immediately after the consummation of the Purchase pursuant to the Subscription Agreement and after giving effect to consummation of the Tender Offer.

         The term "Damages" as used in this Letter Agreement is not limited to matters asserted by third parties against any party entitled to be indemnified under this Letter Agreement, but includes Damages incurred or sustained by any such party in the absence of third party claims.

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         The provisions of Article IX of the Subscription Agreement (other than
Section 9.01) are deemed to be incorporated in this Letter Agreement as if explicitly stated herein.


         If you are in agreement with the foregoing, please sign the enclosed copy of this Letter Agreement and return it to the undersigned.

                                  Very truly yours,

                                  RANDALL'S FOOD MARKETS, INC.



                                  /s/ R. RANDALL ONSTEAD, JR.
                                  ------------------------------------
                                  Name: R. Randall Onstead, Jr.
                                  Title: Chief Executive Officer
AGREED:

RFM ACQUISITION LLC



/s/ PAUL E. RAETHER
------------------------------
Name:  Paul E. Raether
Title: President